Lee Enterprises reports strong digital growth in the second quarter

Total Digital Revenue(1) totaled $65M (+12% YOY)
Digital-only subscribers total 596,000 (+21% YOY) with revenue +39% YOY
Amplified Digital® revenue totaled $22M in the fiscal quarter (+20% YOY)
Reaffirms Adjusted EBITDA(2) guidance for fiscal 2023

DAVENPORT, Iowa (May 4, 2023) — Lee Enterprises, Incorporated (NASDAQ: LEE), a digital-first subscription platform providing high quality, trusted, local news, information and a major platform for advertising in 77 markets, today reported preliminary second quarter fiscal 2023 financial results(3) for the period ended March 26, 2023.

“We are encouraged by the solid pace of digital revenue growth in the second fiscal quarter,” said Kevin Mowbray, President and Chief Executive Officer. “Our Three Pillar Digital Growth Strategy is driving digital revenue growth, transforming the mix of our top line revenue, and positioning us towards a vibrant, sustainable, and profitable digital model. Total Digital Revenue grew 12% in the quarter, driven by 39% digital subscription revenue growth. We remain steadfast investing in our Three Pillar Digital Growth Strategy that is driving digital revenue growth. At the same time, due to the soft advertising environment, particularly on the print side, we reset our print cost structure, providing an additional $76 million of cost benefit."

“The strong performance in the quarter has us on track to achieve all of our fiscal year guidance including digital subscriptions, digital revenue and Adjusted EBITDA, and has us well positioned to drive value for our stakeholders,” Mowbray added.
Key Second Quarter Highlights:
•Total operating revenue was $171 million.
•Total Digital Revenue was $65 million, a 12% increase over the prior year, and represented 38% of our total operating revenue.
•Digital-only subscription revenue increased 39% in the second quarter compared to the same quarter last year due to a 21% increase in digital-only subscribers and increases in average rates. Digital-only subscribers totaled 596,000 at the end of the March quarter.
•Digital advertising and marketing services revenue represented 60% of our total advertising revenue and totaled $46 million, a 7% increase over the prior year. Digital marketing services revenue at Amplified Digital® fueled the growth, with quarterly revenue of $22 million, a 20% increase compared to the prior year.
•Digital services revenue, which is predominantly BLOX Digital, totaled $5 million in the quarter. On a standalone basis, revenue at BLOX Digital totaled $8 million, a 10% increase over the prior year.
•Operating expenses totaled $169 million and Cash Costs totaled $158 million, a 13% and 10% decrease compared to the prior year, respectively.
•Net loss totaled $5 million and Adjusted EBITDA totaled $14 million, a significant improvement from the first quarter year over year trends.

2023 Fiscal Year Outlook:

Total Digital Revenue	$270 million (+13% YOY) - $285 million (+19% YOY)
Digital-only Subscribers	632,000 (+19% YOY)
Adjusted EBITDA	$94 million (-2% YOY) - $100 million (+4% YOY)

Debt and Free Cash Flow:
The Company has $460 million of debt outstanding under our Credit Agreement(4) with BH Finance. The financing has favorable terms including a 25-year maturity, a fixed annual interest rate of 9.0%, no fixed principal payments, and no financial performance covenants.
As of and for the period ended March 26, 2023:
•The principal amount of debt totaled $460.0 million.
•Cash on the balance sheet totaled $19.0 million. Debt, net of cash on the balance sheet, totaled $441.0 million, a $3.3 million reduction from the December quarter.
•Capital expenditures totaled $2.2 million in the 26 weeks ended March 26, 2023. For 2023, we expect cash paid for capital expenditures to total less than $10 million.
•For 2023, we expect cash paid for income taxes to total between $7 million and $11 million.
•We do not expect any material pension contributions in the fiscal year as our plans are fully funded in the aggregate.

Conference Call Information:
As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay 24 hours later. Analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. To participate in the live conference call via telephone, please register here. Upon registering, a dial-in number and unique PIN will be provided to join the conference call.

About Lee:
Lee Enterprises is a major subscription and advertising platform and a leading provider of local news and information, with daily newspapers, rapidly growing digital products and nearly 350 weekly and specialty publications serving 77 markets in 26 states. Year to date, Lee's newspapers have an average daily circulation of 1.0 million, and our legacy websites, including acquisitions, reach more than 36 million digital unique visitors. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; Davenport, IA; and Tucson, AZ. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.
FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:
•The overall impact the COVID-19 pandemic has on the Company's revenues and costs;
•The long-term or permanent changes the COVID-19 pandemic may have on the publishing industry, which may result in permanent revenue reductions and other risks and uncertainties;
•We may be required to indemnify the previous owners of BH Media or The Buffalo News for unknown legal and other matters that may arise;
•Our ability to manage declining print revenue and circulation subscribers;
•The impact and duration of adverse conditions in certain aspects of the economy affecting our business;
•Changes in advertising and subscription demand;
•Changes in technology that impact our ability to deliver digital advertising;
•Potential changes in newsprint, other commodities and energy costs;
•Interest rates;
•Labor costs;
•Significant cyber security breaches or failure of our information technology systems;
•Our ability to achieve planned expense reductions and realize the expected benefit of our acquisitions;
•Our ability to maintain employee and customer relationships;
•Our ability to manage increased capital costs;
•Our ability to maintain our listing status on NASDAQ;
•Competition; and
•Other risks detailed from time to time in our publicly filed documents.
Any statements that are not statements of historical fact (including statements containing the words "aim", “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Statements regarding our plans, strategies, prospects and expectations regarding our business and industry, including statements regarding the impacts that the COVID-19 pandemic and our responses thereto may have on our future operations, are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date the statement is made. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.
Contact:
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
(Thousands of Dollars, Except Per Common Share Data)	March 26, 2023	March 27, 2022	March 26, 2023	March 27, 2022

Operating revenue:
Print advertising revenue	31,450	44,248	73,286	100,218
Digital advertising revenue	46,250	43,385	93,999	86,169
Advertising and marketing services revenue	77,700	87,633	167,285	186,387
Print subscription revenue	64,586	77,255	131,956	156,883
Digital subscription revenue	13,996	10,093	26,325	17,984
Subscription revenue	78,582	87,348	158,281	174,867
Print other revenue	9,649	10,374	20,769	21,759
Digital other revenue	4,756	4,659	9,483	9,283
Other revenue	14,405	15,033	30,252	31,042
Total operating revenue	170,687	190,014	355,818	392,296
Operating expenses:
Compensation	68,831	83,513	144,277	168,207
Newsprint and ink	6,466	7,068	13,898	14,712
Other operating expenses	82,569	84,679	169,343	170,661
Depreciation and amortization	7,733	8,951	15,619	18,627
Assets gain on sales, impairments and other, net	(792)	(152)	(3,355)	(12,426)
Restructuring costs and other	3,694	10,590	4,340	13,790
Total operating expenses	168,501	194,649	344,122	373,571
Equity in earnings of associated companies	672	1,407	2,340	3,161
Operating income (loss)	2,858	(3,228)	14,036	21,886
Non-operating income (expense):
Interest expense	(10,501)	(10,523)	(20,909)	(21,186)
Curtailment gain	—	—	—	1,027
Pension withdrawal cost	—	(2,335)	—	(2,335)
Pension and OPEB related benefit (cost) and other, net	206	6,248	1,700	9,320
Total non-operating expense, net	(10,295)	(6,610)	(19,209)	(13,174)
(Loss) income before income taxes	(7,437)	(9,838)	(5,173)	8,712
Income tax (benefit) expense	(2,071)	(3,144)	(1,631)	2,207
Net (loss) income	(5,366)	(6,694)	(3,542)	6,505
Net income attributable to non-controlling interests	(519)	(582)	(1,244)	(1,123)
(Loss) income attributable to Lee Enterprises, Incorporated	(5,885)	(7,276)	(4,786)	5,382

Earnings per common share:
Basic:	(1.01)	(1.26)	(0.82)	0.94
Diluted:	(1.01)	(1.26)	(0.82)	0.92

DIGITAL / PRINT REVENUE COMPOSITION
(UNAUDITED)

	Three months ended		Six months ended
(Thousands of Dollars)	March 26, 2023	March 27, 2022	March 26, 2023	March 27, 2022

Digital Advertising and Marketing Services Revenue	46,250	43,385	93,999	86,169
Digital Only Subscription Revenue	13,996	10,093	26,325	17,984
Digital Services Revenue	4,756	4,659	9,483	9,283
Total Digital Revenue	65,002	58,137	129,807	113,436
Print Advertising Revenue	31,450	44,248	73,286	100,218
Print Subscription Revenue	64,586	77,255	131,956	156,883
Other Print Revenue	9,649	10,374	20,769	21,759
Total Print Revenue	105,685	131,877	226,011	278,860
Total Operating Revenue	170,687	190,014	355,818	392,296

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
The table below reconciles the non-GAAP financial performance measure of Adjusted EBITDA to net income, its most directly comparable GAAP measure:

	Three months ended		Six months ended
(Thousands of Dollars)	March 26, 2023	March 27, 2022	March 26, 2023	March 27, 2022

Net (loss) income	(5,366)	(6,694)	(3,542)	6,505
Adjusted to exclude
Income tax (benefit) expense	(2,071)	(3,144)	(1,631)	2,207
Non-operating expenses, net	10,295	6,610	19,209	13,174
Equity in earnings of TNI and MNI(5)	(672)	(1,407)	(2,340)	(3,161)
Depreciation and amortization	7,733	8,951	15,619	18,627
Restructuring costs and other	3,694	10,590	4,340	13,790
Assets gain on sales, impairments and other, net	(792)	(152)	(3,355)	(12,426)
Stock compensation	573	512	922	699
Add:
Ownership share of TNI and MNI EBITDA (50%)	930	1,657	2,722	3,596
Adjusted EBITDA	14,324	16,923	31,944	43,011
The table below reconciles the non-GAAP financial performance measure of Cash Costs to Operating expenses, the most directly comparable GAAP measure:

	Three months ended		Six months ended
(Thousands of Dollars)	March 26, 2023	March 27, 2022	March 26, 2023	March 27, 2022

Operating expenses	168,501	194,649	344,122	373,571
Adjustments
Depreciation and amortization	7,733	8,951	15,619	18,627
Assets gain on sales, impairments and other, net	(792)	(152)	(3,355)	(12,426)
Restructuring costs and other	3,694	10,590	4,340	13,790
Cash Costs	157,866	175,260	327,518	353,580

NOTES
(1)Total Digital Revenue is defined as digital advertising and marketing services revenue (including Amplified Digital®), digital-only subscription revenue and digital services revenue.
(2)The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one-time transactions. Adjusted EBITDA is a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus non-operating expenses, income tax expense, depreciation and amortization, assets loss (gain) on sales, impairments and other, restructuring costs and other, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI.
•Cash Costs represent a non-GAAP financial performance measure of operating expenses which are measured on an accrual basis and settled in cash. This measure is useful to investors in understanding the components of the Company’s cash-settled operating costs. Periodically, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs are defined as compensation, newsprint and ink and other operating expenses. Depreciation and amortization, assets loss (gain) on sales, impairments and other, other non-cash operating expenses and other expenses are excluded. Cash Costs also exclude restructuring costs and other, which are typically paid in cash.
(3)This earnings release is a preliminary report of results for the periods included. The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.
(4)The Company's debt is the $576 million term loan under a credit agreement with BH Finance LLC dated January 29, 2020 (the "Credit Agreement"). Excess Cash Flow is defined under the Credit Agreement as any cash greater than $20,000,000 on the balance sheet in accordance with GAAP at the end of each fiscal quarter, beginning with the quarter ending June 28, 2020.
(5)TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.